Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form F-4 of our report dated March 3, 2021, relating to the financial statements of Telesat Canada and to the reference to us under the heading “Experts” in such Registration Statement.

We also consent to the use in this Registration Statement on Form F-4 of our report dated February 11, 2021, relating to the financial statements of Telesat Corporation. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We consent to the use in this Registration Statement on Form F-4 of our report dated February 11, 2021, relating to the financial statements of Telesat Partnership LP. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

April 26, 2021